UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 8, 2010

FX Real Estate and Entertainment Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33902	36-4612924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, 15th Floor, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-796-8174

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.03 Bankruptcy or Receivership.

As has been previously disclosed in FX Real Estate and Entertainment Inc.’s (the "Company") filings with the Securities and Exchange Commission, on April 21, 2010, the Company’s Las Vegas subsidiary, FX Luxury Las Vegas I, LLC (the "Debtor"), filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada (Case No. 10-17015).

As has been previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, a majority-in-interest of the second lien lenders under the Debtor’s mortgage loan encumbering the Las Vegas property, with the support of the first lien lenders thereunder, filed a third amended plan of reorganization (the "Plan") with the Bankruptcy Court on October 12, 2010.

On November 8, 2010, the Bankruptcy Court confirmed the Plan. As indicated in the following summary of the material features of the Plan, the Company shall no longer have any ownership interest in the Debtor (other than a potential Contingent Interest, as defined below) or the Las Vegas property when the Plan becomes effective, which is anticipated to be no later than November 30, 2010.
Under the Plan, the reorganized Debtor will continue to own the Las Vegas property, subject to a new first mortgage loan from the existing first lien lenders, and the Debtor will be wholly-owned by a newly organized limited liability company (the "Debtor’s Parent"). The second lien lenders will own the equity of the Debtor’s Parent in the proportion they subscribe for their share of the Debtor’s Parent’s new equity and make a capital contribution in the pro rata amount of the Total Capital Contribution (as defined below) accordingly. The new first mortgage loan will secure two notes, a $188 million Class A note with interest at the rate of 3.95% per annum, and a $71 million (plus an amount not greater than $7.5 million relating to unpaid interest as of the effective date) Class B note with interest at the rate of 2% per annum. All of the interest payments on the Class B note amortize the principal on a dollar-for-dollar basis. Both notes mature in six years, subject to three one-year extension rights under certain circumstances. The first lien lenders will also have a contingent profits interest in the Debtor’s Parent equal to 4% of profits until the second lien lenders have received the amount of their bankruptcy claim (approximately $233,100,000) and 10% thereafter.

The second lien lenders are entitled under the Plan to subscribe for 94% of the new equity in the Debtor’s Parent by contributing their pro rata share of the Total Capital Contribution and agreeing to guarantee three months of interest payments. They also have contingent rights to subscribe for additional equity in the Debtor’s Parent, based on increased future valuation. The total capital contribution of approximately $1.75 million is to be used for an interest reserve and an amount (up to $10 million) to reimburse the second lien lenders and their counsel for costs and expenses incurred in connection with the bankruptcy proceeding (such amount of up to approximately $11,750,000 is herein the "Total Capital Contribution"). Each subscribing second lien lender is also subject to its share of a potential $5 million capital call if needed in connection with property operations.

The Company’s subsidiary FX Luxury, LLC ("FX Luxury"), as the original equity owner of the Debtor, was entitled under the Plan to subscribe for up to 6% of the equity in the Debtor’s Parent by contributing a ratable share of the Total Capital Contribution. While FX Luxury approved the Plan, it did not subscribe for any equity in the Debtor’s Parent . As a result of approving the Plan, the Company is potentially entitled to the Class 6 Right (the "Contingent Interest"), which would enable it to purchase, within six years, up to 5% of the equity of the Debtor's parent at the date of exercise, at a purchase price equal to $450 million minus the first lien indebtedness, divided by the number of equity units outstanding on the date of exercise. Therefore, upon the effective date of the Plan, the Company shall no longer have any ownership interest in the Debtor (other than the potential Contingent Interest) or the Las Vegas property.

All of the trade creditors and all administrative claims are to be satisfied in the bankruptcy.

As part of the Plan, the Las Vegas Subsidiary and parties to the bankruptcy will receive releases (except for fraud and gross misconduct) when the Plan becomes effective.

The foregoing summary of the material features of the Plan is not complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

The Company’s assets and liabilities as of November 8, 2010, the date of confirmation of the Plan, are substantially the same as reported in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information required by this Item 2.01 for the involuntary disposition of the Company’s ownership interest in the Debtor and the Las Vegas property under the Plan is set forth in Item 1.03 above, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 2.1 Third Amended Chapter 11 Plan of Reorganization dated October 12, 2010 for FX Luxury Las Vegas I, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX Real Estate and Entertainment Inc.

November 15, 2010	By:	Mitchell J. Nelson

Name: Mitchell J. Nelson
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

2.1	Third Amended Chapter 11 Plan of Reorganization dated October 12, 2010 for FX Luxury Las Vegas I, LLC